UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 16, 2007

AMPEX CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-20292	13-3667696
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1228 Douglas Avenue

Redwood City, California 94063-3117

(Address and zip code of principal executive offices)

Registrant’s telephone number, including area code:

(650) 367-2011

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 16, 2007, Ampex Corporation (the “Company”) announced that Edward J. Bramson has resigned as Chairman of the Board, Chief Executive Officer, President and a Director of the Company, effective as of that date, in order to devote more time to other business interests. Mr. Bramson has confirmed to the Board that he does not have any disagreement with the Company’s operations, policies or practices. Also on February 16, 2007, the Company’s Board of Directors elected D. Gordon Strickland as the Company’s Chief Executive Officer, President and a director, and Ned S. Goldstein as a director. On the same date, William A. Stoltzfus, Jr. advised the Company that he would not offer himself for reelection to the Company’s Board at the Company’s 2007 Annual Meeting of Stockholders (the “2007 Annual Meeting”) scheduled to be held on May 18, 2007, but he will continue to serve as a director until that time.

In connection with these events, the Company has expanded the size of its Board of Directors from five to seven, adding a director in each of Class I and Class II. Mr. Strickland will serve as a Class I director to replace Mr. Bramson, and Mr. Goldstein will serve as a Class I director to fill the newly created position in that class. The Company intends to name a third director to fill the new Class II position as soon as practicable. The Board nominated Messrs. Strickland and Goldstein for election as Class I directors by the Company’s stockholders at the 2007 Annual Meeting.

Mr. Strickland, age 60, will also serve as a member of the Executive Committee of the Company’s Board. Mr. Strickland is currently the non-executive Chairman of Medical Resources, an operator of diagnostic imaging centers. Prior to joining the Company, he served as Chairman of Medical Resources from 1997 to December 2006, and as its Chief Executive Officer from May 2004 to December 2006. From 2003 to 2004, Mr. Strickland served as Chief Executive Officer and President of MCSi, Inc., an integrator of audio/visual and broadcast systems. He also served as Chief Executive Officer and President of Capitol Wire, Inc., an internet-based news and information service, from 1999 to 2002. He currently serves as Senior Advisor to Hancock Capital Management, an affiliate of John Hancock Life Insurance Company, and as a director of Outlook Group, a privately held specialty printing company.

Mr. Goldstein will also serve on the Audit, Compensation, Nominating and Corporate Governance, Stock Incentive Plan and Stock Bonus Plan Committees of the Company’s Board of Directors. He is currently President and a director of M-CAM, Inc., a company specializing in intellectual property finance, monetization and enforcement.

The Company has entered into an agreement with Mr. Strickland pursuant to which he will receive annual base salary compensation at the initial rate of $325,000, subject to annual review, and incentive compensation in the form of an annual cash bonus, based upon the attainment of specific goals and objectives. Payment of his bonus compensation will commence in January 2008 and is targeted at $300,000 for his 2007 performance, half of which amount is guaranteed. Mr. Strickland will be entitled to salary continuation benefits in the event that the Company terminates his employment other than for cause. He will also be eligible to participate in certain employee health and benefit plans, and will be indemnified by the Company on the same terms as apply to the Company’s other directors. The Company also granted stock options to Mr. Strickland to purchase 25,000 shares of the Company’s Class A Common Stock on February 16, 2007. The options are exercisable at $19.63 per share, which was the fair market value on the date of grant; are exercisable as to half of the underlying shares on each of February 16, 2008 and February 16, 2009; and will expire as to all such shares on February 16, 2010.

Under the terms of the separation agreement between the Company and Mr. Bramson, Mr. Bramson has agreed to provide part-time consulting services to the Company through March 31, 2008, and has agreed not to compete with the Company during the consulting period and for one year thereafter. Mr. Bramson will not receive any severance or salary continuation payments, but will be entitled to continuation of his health and other insurance benefits for specified periods and to payment for unused vacation accrued prior to his resignation. In order to facilitate his consulting services, he will be entitled to reimbursement of related business expenses and use of his current office space and a secretary in New York during the consulting period. The Company and Mr. Bramson also entered into mutual releases, and the Company agreed to maintain in effect its registration statements covering the sale of his shares of Company stock.

A copy of Ampex’s press release dated February 16, 2007 announcing the foregoing events is included as Exhibit 99.1 to this report and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

99.1	Press Release of Ampex Corporation dated February 16, 2007.

[SIGNATURE PAGE FOLLOWS]

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMPEX CORPORATION

By:	/s/ Joel D. Talcott
Joel D. Talcott
Vice President and Secretary

Date: February 20, 2006

EXHIBIT INDEX

Exhibit Number	Description
99.1*	Press Release of Ampex Corporation dated February 16, 2007.

*	Filed herewith.